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                                                                    Exhibit 16.1


                        [Arthur Andersen, LLP Letterhead]





July 12, 2001

Joseph D'Amato
Resorts Atlantic City
1133 Boardwalk
Atlantic City, NJ  08401

Dear Mr. D'Amato:

We have acted as independent public accountants for Resorts International Hotel, Inc. (the "Company"), for the period commencing October 1997 and ending April 2001. Our reports on the financial statements for the fiscal years ended December 31, 1998, 1999 and 2000, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope and accounting principles. In addition, we did not have any disagreements with the Company on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures, during the period we were retained by the Company, which disagreement, if not resolved to our satisfaction would have caused us to make reference to the matter of our disagreement in the Company's Reports.

Very truly yours,

/s/ ARTHUR ANDERSEN LLP


Roseland, New Jersey
July 12, 2001